Exhibit 99.1

Company Contact:
Peggy Tharp
Director of Investor Relations
(770) 657-6246

Superior Essex Announces Agreement to Purchase Nexans’
Magnet Wire Operations in Canada and China
Updates Outlook for Fourth Quarter 2006 Financial Results

ATLANTA, GA, January 30, 2007 — Superior Essex Inc. (NASDAQ:  SPSX), one of the largest wire and cable manufacturers in the world, today announced that it has entered into definitive agreements to acquire Nexans’ remaining magnet wire operations in China and Canada.  The transactions consist of the purchase of Nexans’ 80% equity ownership position in Nexans Tianjin Magnet Wire and Cables Co. and the acquisition of key operating assets (including inventory and property, plant and equipment) of Nexans’ Simcoe Canada magnet wire business.

While the purchase price for the transactions is subject to adjustments, the Company estimates the combined purchase price will approximate $25 to $30 million in cash plus the assumption of approximately $10 million in debt.  The transactions are subject to customary closing conditions, including regulatory approvals and compliance with the shareholder agreement with Nexans’ Chinese partner.  It is expected that the acquisitions will be completed in the second quarter of 2007.

In the most recent fiscal year ended December 31, 2006, total revenues of the combined Simcoe and Tianjin operations were approximately $150 million.

“The acquisition of Nexans’ Tianjin, China equity position and of the assets and operations in Canada is directly aligned with our strategic objectives for our global Magnet Wire operations,” said Stephen M. Carter, chief executive officer of Superior Essex.  “First, both of these businesses are industry leaders in the manufacture of continuous transformed cable (CTC) products, which are used in high performance power generators and transformers.  We believe CTC market demand will continue to be strong, driven by the growing investment by public utilities in the power grid.  These businesses, when combined with our European CTC operations, will make us a global leader in this growing product segment,” continued Carter.  “Second, the Canadian acquisition follows in the footsteps of previous industry consolidation actions in North America and is a natural progression for our business, which should allow us to leverage a larger asset, customer and technology base.”

In addressing the Company’s China operations, H. Patrick Jack, president of Superior Essex’s North American and Chinese Magnet Wire Group said, “The Tianjin, China operations are well established and thus will give us immediate scale in China.  We believe the Tianjin business will be complementary to our Suzhou, China magnet wire operations, which just began initial commercial production.”

Fourth Quarter 2006 Update

Separately, Superior Essex provided an update to its outlook for fourth quarter 2006 financial results.  Based on current estimates, the Company expects fourth quarter 2006 revenues to be approximately $670 million.  Core Business copper-adjusted revenues are expected to be approximately 4% lower than the prior year fourth quarter and approximately 15% lower than the third quarter of 2006.  The Company had previously disclosed an anticipated sequential decline of 10 to 12% in Core Business copper-adjusted revenues, due principally to seasonal factors.

The higher-than-anticipated reduction in fourth quarter 2006 revenues was due to a substantial slowdown in demand from telephone company customers.  The Company believes this slowdown was due to the impact of the higher cost of copper during 2006, which eroded customers’ full year budget limits.  This situation was exacerbated by delays in completion of the AT&T and BellSouth merger, which impacted procurement from both of these customers.  The Company anticipates that these revenue trends were temporary and order activity from its telephone customers in January 2007 appears to be at more normalized levels.

Despite the lower revenue levels, Superior Essex does expect fourth quarter 2006 adjusted EBITDA to be approximately 15 to 20% greater than the prior year fourth quarter.  However, due to the higher weighted average share count and higher non-cash charges, fourth quarter 2006 adjusted earnings per share are expected to be generally in line with the fourth quarter of 2005.  This is subject to, among other items, final year end tax provision calculations and tax true-ups.  The Company had previously disclosed that fourth quarter 2006 adjusted earnings per share were expected to increase as compared to the prior year fourth quarter.

“While we are disappointed in the demand levels from our telephone customers in the fourth quarter, we do believe we understand the factors behind these reductions, and all indications are that this is a temporary situation,” said Stephen Carter.  “Our order input rates for the early part of 2007 would seem to confirm this belief.  On the other hand, despite the lower revenues, our profit margins in Communications held up nicely in the fourth quarter.  We believe the overall profitability levels of this segment will continue to be solid as demand normalizes from a highly unusual fourth quarter.”

In addressing 2007 profitability, Stephen Carter said, “While we will not have some of the copper and LIFO benefits we enjoyed in 2006, we are still quite confident in our business model.  We expect to see sustainable higher margin levels in Communications, and we have a number of opportunities to improve profitability in our global Magnet Wire operations.  The prospects for Magnet Wire should be even further enhanced with the completion of the two accretive acquisitions announced today.”

Analyst Call Information

Superior Essex will host an analyst call at 11:00 a.m. (ET), January 31, 2007.  During the call, the Company will discuss the acquisitions and provide a general fourth quarter 2006 update.

The dial-in number for domestic financial analysts is (800) 795-1259.  International financial analysts should dial in to (785) 832-0301.  To participate, please dial in a few minutes before the scheduled time.  The media and the public are invited to listen to the call at www.superioressex.com.

A replay of the call will be available through February 6, 2007, by dialing (888) 566-0194.  A webcast replay will also be archived for a limited period on the Company’s Web site at www.superioressex.com.

About Superior Essex

Superior Essex Inc., a FORTUNE 1,000 company, is one of the largest wire and cable manufacturers in the world.  The Company manufactures a broad portfolio of wire and cable products with primary applications in the communications, magnet wire and related distribution markets.  It is a leading manufacturer and supplier of copper and fiber optic communications wire and cable products to telephone companies, distributors and system integrators; a leading manufacturer and supplier of magnet wire and fabricated insulation products to major original equipment manufacturers (OEMs) for use in motors, transformers, generators and electrical controls; and a distributor of magnet wire, insulation, and related products to smaller OEMs and motor repair facilities.  Additional information on the Company can be found on its Web site at www.superioressex.com.

Forward Looking Statements and Risk Factors

The matters discussed in this news release, including projected results for the fourth quarter of 2006, contain forward-looking statements that involve a number of risks and uncertainties. Actual results may vary significantly based on a number of factors, including, but not limited to, completion of the audit of the Company’s financial statements for the year ended December 31, 2006, final year-end tax provision calculations and tax true-ups, general economic, business and industry trends, spending reductions by the telephone industry, the migration of magnet wire demand to China, intense competition, increases or decreases in sales due to contract losses or gains, a decrease in access lines to homes and businesses, fluctuations in the supply, availability and pricing of copper and other principal raw materials (including the working capital impact of such), natural gas and freight, production and timing of customer orders, risks in product and technology development, market acceptance of new products and continuing product demand, production and timing of customer orders, the impact of competitive products and pricing, changes in short-term interest rates and foreign exchange rates, a significant level of indebtedness, our ability to operate within the framework of our revolving credit facility and senior notes, our ability to complete the Simcoe and Tianjin acquisitions, integrate these operations and achieve anticipated benefits, our ability to identify, finance and integrate other acquisitions, our ability to successfully start-up and operate our magnet wire facility in China, and other risk factors detailed in Superior Essex’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2005, and the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, and June 30, 2006, and September 30, 2006.

Financial Measures and Key Operating Metrics

General

We use certain operating and financial measures that are not calculated in accordance with accounting principles generally accepted in the United States of America, or GAAP. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance, financial position or cash flows that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented.  These non-GAAP operating and financial measures are described below.

Copper-Adjusted Revenues

Due to the impact of differing copper costs on revenues in the reported periods, the Company is providing supplemental, non-GAAP sales comparisons at a constant cost of copper (“copper adjusted revenues”) to aid in analyzing period-to-period revenues.  These revenues are adjusted to a $2.00/lb COMEX cost.  “Copper adjusted increase” in revenues is calculated after adjusting revenues in both periods to a constant copper cost of $2.00/pound.

Core Business Revenues

Core Businesses consist of the Company’s Communications Cable business segment, its North American Magnet Wire and Distribution business segment, and its European Magnet Wire and Distribution business segment.

EBITDA

Earnings before interest, taxes, depreciation and amortization, or “EBITDA”, is a performance metric we use and which is used by other companies. “EBITDA” as used by the Company (defined as net earnings before interest, taxes, depreciation and amortization) may not be comparable to a similarly titled measure of another company.

Adjusted EBITDA and Adjusted EPS

The Company uses the terms “Adjusted EBITDA” and “Adjusted earnings per share” (or “Adjusted EPS”).   Adjusted EBITDA is defined as EBITDA excluding the impact of special items (before tax).  Adjusted EPS is defined as earnings per diluted share excluding the after-tax impact of special items.  These items may not be comparable to a similarly titled measure of another company.

Comparisons to GAAP

Management believes that EBITDA, Adjusted EBITDA, Adjusted EPS and copper-adjusted revenues are useful adjuncts to net income and other measurements under GAAP.  The Company believes these measures are useful in analyzing the underlying operating performance of the Company.  Adjusted EBITDA and Adjusted EPS are also sometimes used to evaluate performance for executive compensation.  We have included a reconciliation of EBITDA, Adjusted EBITDA and Adjusted EPS to net income, the most directly comparable GAAP financial measure.

EBITDA, Adjusted EBITDA and Adjusted EPS are supplements to GAAP financial information and should not be considered an alternative to, or more meaningful than, net income, income from continuing operations, operating income or debt as determined in accordance with GAAP.  EBITDA and Adjusted EBITDA have distinct limitations as compared to GAAP information such as net income, income from continuing operations or operating income.  By excluding interest and income taxes for example, it may not be apparent that both represent a reduction in cash available to the Company.  Likewise, depreciation and amortization, while non-cash items, represent generally the utilization of assets that produce revenue for the Company.  By excluding certain special items, it may not be apparent that these costs represent a reduction in cash available to the Company.  Management compensates for these limitations by using the GAAP results in conjunction with these other measures.

Adjusted EPS has distinct limitations as compared to GAAP information such as net income or earnings per share.  By excluding certain special items, it may not be apparent that these costs represent a reduction in cash available to the Company.  Management compensates for these limitations by using the GAAP results in conjunction with adjusted EPS.